EXHIBIT 99

                              PRESS RELEASE
























                         P R E S S   R E L E A S E


RELEASE DATE:                           CONTACT:
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June 18, 2003                           Frank D. Martz
                                        Group Senior Vice President
                                        of Operations and Secretary
                                        (724) 758-5584


            ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
            -------------------------------------------------

     ESB Financial Corporation announced today that its Board of Directors at its meeting on June 17, 2003 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on July 25, 2003 to the stockholders of record at the close of business on June 30, 2003.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended March 31, 2003. The Company recognized net income for the three month period ended March 31, 2003 of $2.36 million or $.22 per diluted share which reflects a six-for-five stock split which was declared April 15, 2003 and was payable May 15, 2003 to the stockholders of record at the close of business on May 1, 2003. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

     ESB Financial Corporation is the parent Holding Company of ESB Bank, F.S.B. and offers a wide variety of financial products and services through seventeen offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".


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